Exhibit 3.4

                            ARTICLES OF INCORPORATION

                                       OF

                           NORTHLAND CRANBERRIES, INC.

                           EFFECTIVE NOVEMBER 5, 2001

                                   ARTICLE 1

         The name of the corporation (hereinafter referred to as the "Corporation") is NORTHLAND CRANBERRIES, INC.

                                   ARTICLE 2

         The period of existence of the Corporation shall be perpetual.

                                   ARTICLE 3

         The purpose or purposes for which the Corporation is organized is to carry on and engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

                                   ARTICLE 4

         The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Sixty-Nine Million (69,000,000) shares, consisting of: (i) Sixty Million (60,000,000) shares of a class designated as "Class A Common Stock," with a par value of one cent ($.01) per share; (ii) Four Million (4,000,000) shares of a class designated as "Class B Common Stock," with a par value of one cent ($.0l) per share; and (iii) Five Million (5,000,000) shares of a class designated as "Preferred Stock," with a par value of one cent ($.0l) per share.

         Any and all such shares of Class A Common Stock and Class B Common Stock (collectively, "Common Stock"), and all Preferred Stock, may be issued for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors. Any and all of the shares so issued, the full consideration for which has been paid or delivered, shall be deemed fully paid capital stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments except as otherwise provided by Section 180.0622 of the Wisconsin Business Corporation Law or any successor provision thereto, if any.

         The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the Corporation to establish and to designate series of the Preferred Stock and to fix the variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

         A. Preferred Stock

         (1) Series and Variations Between Series. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by the Wisconsin Business Corporation Law and the provisions of this paragraph A, to provide for the issuance of the Preferred Stock in series, to establish or change the number of shares to be included in each such series and to fix the designation, relative rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors of the Corporation with respect to each series shall include, but not be limited to, determination of the following:

                  (i) The number of shares constituting that series and the distinctive designations of that series;

                  (ii) The dividend rate or rates on the shares of that series and/or the method of determining such rate or rates and the timing of dividend payments on the shares of such series;

                  (iii) Whether and to what extent the shares of that series shall have voting rights in addition to the voting rights provided by Wisconsin Business Corporation Law, which might include the right to elect a specified number of directors in any case or if dividends on such series were not paid for a specified period of time;

                  (iv) Whether the shares of that series shall be convertible into shares of stock of any other series, and, if so, the terms and conditions of such conversion, including the price or prices and the rate or rates of conversion and the terms of adjustment thereof;

                  (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (vi) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

                  (vii) The obligation, if any, of the Corporation to retire shares of that series pursuant to a sinking fund; and

                  (viii) Any other relative rights, preferences and limitations of that series.

         Subject to the designations, relative rights, preferences and limitations provided pursuant to this paragraph A, each share of Preferred Stock shall be of equal rank with each other share of Preferred Stock.

         (2) Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be

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

entitled to receive dividends at the rate per annum and at such times as specified in the particular series. Dividends on shares of Preferred Stock shall be paid out of any funds legally available for the payment of such dividends, when and if declared by the Board of Directors. Such dividends shall accumulate on each share of Preferred Stock from the date of issuance. All dividends on shares of Preferred Stock shall be cumulative so that if the Corporation shall not pay, on a timely basis, the specified dividend, or any part outstanding, such deficiency shall thereafter be fully paid, but without interest, before any dividend shall be paid or set apart for payment on the Common Stock.

         Any dividend paid upon the Preferred Stock at a time when any accumulated dividends for any prior period are delinquent shall be expressly declared as a dividend in whole or partial payment of the accumulated dividend for the earliest dividend period for which dividends are then delinquent, and shall be so designated to each shareholder to whom payment is made. All shares of Preferred Stock shall rank equally and shall share ratably, in proportion to the rate of dividend of the series, in all dividends paid or set aside for payment for any dividend period or part thereof upon any such shares.

         Except to the limited extent hereinafter provided, so long as any shares of Preferred Stock shall be outstanding, no dividend, whether in cash, stock or otherwise, shall be paid or declared nor shall any distribution be made on the Common Stock, nor shall any Common Stock be purchased, redeemed or otherwise acquired for value by the Corporation, nor shall any moneys be paid to or set aside or made available for a sinking fund for the purchase or redemption of any Common Stock, unless:

                  (i) All dividends on the Preferred Stock of all series for all past dividend periods shall have been paid or shall have been declared and a sum sufficient for the payment thereof set apart; and

                  (ii) The Corporation shall have set aside all amounts theretofore required to be set aside as and for all sinking fund accounts, if any, for the redemption or purchase of all series of Preferred Stock for all past sinking fund payment periods or dates.

The foregoing provisions shall not, however, apply to, or in any way restrict
(x) any acquisition of Common Stock in exchange solely for Common Stock; (y) the acquisition of Common Stock through application of the proceeds of the sale of Common Stock; or (z) stock dividends or distributions payable only in shares of stock having rights and preferences subordinate to the Preferred Stock.

         (3) Liquidation, Dissolution or Winding Up. In case of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the Corporation in money or money's worth the amount specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. In case of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, if the assets of the Corporation shall be insufficient to pay the holders of all shares of Preferred Stock then outstanding the entire


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

amounts to which they may be entitled, the holders of shares of each outstanding series of Preferred Stock shall share ratably in such assets in proportion to the respective amounts payable in liquidation.

         (4) Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this paragraph A or are provided by the Wisconsin Business Corporation Law.

         B. Common Stock.

                  (1) Voting Rights and Powers.

                  (a) Except as otherwise provided by the Wisconsin Business Corporation Law and except as may be determined by the Board of Directors with respect to the Preferred Stock pursuant to paragraph A of this Article 4, only the holders of Common Stock shall be entitled to vote for the election of directors of the Corporation and for all other corporate purposes. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock shall vote together as a single class, and every holder of any outstanding share of Class A Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of Class A Common Stock standing in his name on the stock transfer records of the Corporation, and every holder of any outstanding shares of Class B Common Stock shall be entitled to cast thereon three (3) votes in person or by proxy for each share of Class B Common Stock standing in his name on the stock transfer records of the Corporation; provided that, with respect to any proposed corporate action which would require a separate class vote under the Wisconsin Business Corporation Law, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed action, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class as hereinbefore provided.

                  (b) The voting power limitations and/or restrictions of
         Section 180.1150 of the Wisconsin Business Corporation Law, or any successor provision thereto, shall not apply to any shares of Class B Common Stock held by any person.

                  (2) Dividends and Distributions.

                  (a) Subject to the provisions of this Article 4, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends on the Common Stock.

                  (b) As and when cash dividends may be declared from time to time by the Board of Directors out of funds legally available therefor, the cash dividend payable with respect to each share of the Class A Common Stock shall in all cases be in an amount equal to at least one hundred ten percent (110%) of the amount of the cash


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

         dividend payable with respect to each share of the Class B Common Stock. Cash dividends may be declared and payable with respect to the Class A Common Stock without a concurrent cash dividend declared and payable with respect to the Class B Common Stock. Distributions declared by the Board of Directors to be in connection with the partial or complete liquidation of the corporation or any of its subsidiaries shall not be considered to be cash dividends for the purposes of this Paragraph (2).

                  (c) Each share of Class A Common Stock and Class B Common Stock shall be equal in respect to rights to dividends (other than those payable in cash) and distributions (except distributions declared by the Board of Directors to be in connection with the liquidation, dissolution or winding up of the Corporation) when and as declared, in the form of stock or other property of the Corporation, except that in the case of dividends or other distributions payable in stock split-ups or divisions, which occur after the initial issuance of shares of the Class B Common Stock by the Corporation, only shares of Class A Common Stock shall be distributed with respect to the Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to the Class B Common Stock.

                  (3) Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of shares of Preferred Stock the full preferential amounts to which they are entitled, the holders of outstanding shares of Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the Corporation available for distribution as set forth herein.

                  (b) In case of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Class A Common Stock shall be entitled to receive out of the assets of the Corporation in money or money's worth the sum of One Dollar ($1.00) per share (the "Class A Payment"), subject to equitable adjustment in the event of any subdivisions, combinations, stock splits or stock dividends involving shares of the Class A Common Stock, before any of such assets shall be paid or distributed to holders of Class B Common Stock. If the assets of the Corporation shall be insufficient to pay the entire Class A Payment to the holders of the then outstanding Class A Common Stock, then the holders of the Class A Common Stock shall share ratably in such assets in proportion to the amounts which would be payable with respect to Class A Common Stock as if the Class A Payment was paid in full. After payment in full of the Class A Payment, the holders of Class B Common Stock shall be entitled to receive out of the remaining assets of the Corporation in money or money's worth the sum of One Dollar ($1.00) per share (the "Class B Payment"), subject to equitable adjustment in the event of any subdivisions, combinations, stock splits or stock dividends involving shares of the Class B Common Stock, before any of such remaining assets shall be paid or distributed to holders of the Class A Common Stock. If the remaining assets of the Corporation shall be insufficient to pay the entire Class B Payment to the holders of the then outstanding Class B Common Stock, then the holders of the Class B Common Stock shall share ratably in such assets in proportion to the amounts which would be payable with respect to Class B Common Stock as if the Class B Payment was paid in full. After payment in full of the Class A Payment and the Class B Payment, any further payments on the liquidation, dissolution or winding up of the business of the Corporation shall be made on an equal basis as to all of the shares of capital stock then outstanding.

                  (4) Conversion of the Class B Common Stock.

                  (a) Each share of Class B Common Stock may at any time or from time to time, at the option of the respective holder thereof, be converted into one fully paid and nonassessable (except to the extent of any statutory liability imposed by Section 180.0622 of the Wisconsin Business Corporation Law) share of Class A Common Stock. Such conversion right shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation in Wisconsin Rapids, Wisconsin (to the attention of the Secretary of the Corporation), or if an agent for the registration or transfer of shares of Class B Common Stock is then duly appointed and acting (said agent being referred to in this Article 4 as the "Transfer Agent") then at the office of the Transfer Agent, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the Corporation and to the Transfer Agent, if any, duly executed by such holder or his duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Paragraph (4) (e) below.

                  (b) As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Paragraph (4) (a), above, and the payment in cash of any amount required by the provisions of Paragraphs (4) (a) and
         (4) (e), the Corporation will deliver, or will cause to be delivered at the office of the Transfer Agent to, or upon the written order of, the holder of such certificate, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. The Corporation shall not, however, upon any such conversion, issue any fractional share of Class A Common Stock, and any shareholder who would otherwise be entitled to receive such fractional share if issued shall receive in lieu thereof a full share of Class A Common Stock. Any such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer records of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer records are open.



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

                  (c) No adjustment in respect of dividends shall be made upon the conversion of any shares of Class B Common Stock; provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on the date set for payment of such dividend or other distribution notwithstanding the conversion thereof or the Corporation's default in payment of the dividend or distribution due on such date.

                  (d) The Corporation will at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all of such outstanding shares; provided, however, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. If any shares of Class A Common Stock required to be reserved for purposes of conversion hereunder require registration with, or approval of, any governmental authority under any Federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be.

                  (e) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the full amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

                  (f) When the number of outstanding shares of Class B Common Stock falls below two percent (2%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding (or such higher number as results from adjustments for stock splits, stock dividends or other events), the outstanding shares of Class B Common Stock shall be deemed without further act on anyone's part to be immediately and automatically converted into shares of Class A Common Stock, and stock certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of full shares of Class A Common Stock. In the event that any shareholder would otherwise be entitled to receive a fractional share of Class A Common Stock upon any such conversion, such shareholder shall receive in lieu thereof a full share of Class B Common Stock.



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

                  (5) No Subsequent Issuance of Class B Common Stock

         Subsequent to the initial issuance of the shares of Class B Common Stock, the Board of Directors may only issue such shares in the form of a distribution or distributions pursuant to a stock dividend on or split-up of the shares of the Class B Common Stock and only to the then holders of the outstanding shares of the Class B Common Stock in conjunction with and in the same ratio as a stock dividend on or split-up of the shares of the Class A Common Stock. Except as provided in this paragraph (5), the Corporation shall not issue additional shares of Class B Common Stock after the initial issuance of such shares by the Corporation, and all shares of Class B Common Stock surrendered for conversion shall be retired, unless otherwise approved by the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and Class B Common Stock entitled to vote, voting together as a single class, as provided in Paragraph (B) (1) of this Article 4.

                  (6) No Preemptive Rights.

         No holder of any issued and outstanding share of Class A Common Stock, Class B Common Stock or Preferred Stock shall, as such holder, have any preemptive right in or right to purchase or subscribe for, any new or additional shares of Class A Common Stock, Class B Common Stock and/or Preferred Stock, or any shares of any other class or series of capital stock, or any obligations or other rights or options to subscribe for or purchase, any capital stock of any class of series, whether now or hereinafter authorized and whether issued by the corporation for cash or other consideration or by way of dividends or other distribution.

                  (7) Reverse Stock Split.

         Effective as of the close of business on the date of filing of this Amendment to the Articles of Incorporation (the "Effective Time"), provided that such date is on or prior to January 30, 2002, the filing of this Amendment shall effect a reverse stock split pursuant to which (a) each four (4) shares of Class A Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock, and (b) each four (4) shares of Class B Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Class B Common Stock. The number of authorized shares and the par value of the Class A Common Stock and the Class B Common Stock shall not be affected by the reverse stock split. The Corporation shall not issue fractional shares or scrip of either Class A or Class B Common Stock as a result of the reverse stock split. Instead, fractional shares of Class A and Class B Common Stock resulting from such reverse stock split shall be rounded up to the next whole number. The Corporation shall require each holder of record of issued and outstanding shares of Class A or Class B Common Stock at the Effective Time (the "Pre-Split Shares") to surrender for cancellation the certificate representing such shares and receive certificates that the Corporation shall issue representing the shares into which such Pre-Split Shares have been converted.

                                   ARTICLE 5

         The number of directors constituting the Corporation's initial Board of Directors shall be two (2), and thereafter the number of directors shall be such number (one or more) as


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

may be fixed from time to time or at any time by, or in the manner provided in, the Corporation's Bylaws. The names of the two (2) initial directors are as follows:

                                John Swendrowski
                                   Leroy Miles

                                   ARTICLE 6

                  The address of the initial registered office of the Corporation is c/o Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, in Milwaukee County. The name of the Corporation's initial registered agent at such address is Jeffrey J. Jones.

                                   ARTICLE 7

                  These Articles of Incorporation may be amended pursuant to the Bylaws of this Corporation and as authorized by law at the time of amendment.

                                   ARTICLE 8

                  The name and address of the sole incorporator of this Corporation is Todd B. Pfister, c/o Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.



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

                              ARTICLES OF AMENDMENT
                                   relating to
                            SERIES A PREFERRED STOCK
                                       of
                           NORTHLAND CRANBERRIES, INC.

           ---------------------------------------------------------

                   Pursuant to Sections 180.0602 and 180.1002 of the Wisconsin Business Corporation Law

           ---------------------------------------------------------

         I, John Swendrowski, Chairman of the Board and Chief Executive Officer of Northland Cranberries, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the "Corporation"), in accordance with the provisions of Sections 180.0602 and 180.1002 thereof, DO HEREBY CERTIFY THAT:

         A. Pursuant to the authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation, as amended, and in accordance with Sections 180.0602 and 180.1002 of the Wisconsin Business Corporation Law, said Board of Directors adopted resolutions on November 1, 2001, creating a series of Preferred Stock, $.01 par value per share, of the Corporation, designated as Series A Preferred Stock.

         B. Said resolutions of the Board of Directors of the Corporation creating the series designated as Series A Preferred Stock provide that said series shall have such designation and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below:

                            Series A Preferred Stock

         1. Designation and Amount. The Corporation is authorized to issue a series of Preferred Stock, which is hereby designated as "Series A Preferred Stock." The number of shares of Series A Preferred Stock shall be limited to Two Million (2,000,000). The par value of the Series A Preferred Stock shall be $.01 per share.

         2. Dividends. If and when the Board of Directors declares a cash dividend on the shares of Class A Common Stock, then the holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, a cash dividend per share equal to the amount such holders would have received had such holder converted his or its Series A Preferred Stock into Class A Common Stock immediately prior to such distribution.

         3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, in money or money's worth, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A Preferred Stock (such Preferred Stock being referred to hereinafter as "Senior Preferred Stock"; provided that the Series B Preferred Stock ranks junior to the Series A Preferred Stock and is therefore not Senior

Preferred Stock) upon such liquidation, dissolution or winding up, an amount equal to the amount such holder would have received had such holder converted its Series A Preferred Stock into Class A Common Stock immediately prior to such distribution. The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale of all or substantially all the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 3.

         4. Voting. Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Class A Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Section 5 and Section 6 hereof), at each meeting of shareholders of the Corporation (or pursuant to any action by written consent) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration. Except as provided by law or by the provisions establishing any other series of Preferred Stock, holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

         5. Mandatory Conversion.

         Immediately upon the effectiveness of an amendment to the Corporation's Articles of Incorporation which has the effect of increasing the number of shares of Class A Common Stock that the Corporation is authorized to issue to a number sufficient to provide for the issuance of shares of Class A Common Stock upon conversion of all of the then issued and outstanding shares of Series A Preferred Stock in accordance with the terms hereof, each share of Series A Preferred Stock shall be automatically converted into fully-paid and nonassessable (except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law) shares of Class A Common Stock. The number of shares of Class A Common Stock into which each share of Series A Preferred Stock is convertible shall equal the Conversion Rate in effect at such time. The initial Conversion Rate shall be twenty-five (25), subject to adjustment as provided in
Section 6 hereof. Upon such automatic conversion, all shares of Series A Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate.

         6. Anti-Dilution Provisions.

         (a) The Conversion Rate shall be subject to adjustment from time to time in accordance with this Section 6.

         (b) In case the Corporation shall at any time (i) subdivide the outstanding Class A Common Stock or (ii) issue a dividend on its outstanding Class A Common Stock payable in shares of Class A Common Stock, the Conversion Rate in effect immediately prior to such dividend or combination shall be proportionately increased by the same ratio as the subdivision or dividend. In case the Corporation shall at any time combine its outstanding Class A Common Stock, the Conversion Rate in effect immediately prior to such combination shall be proportionately decreased by the same ratio as the combination.

         (c) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation, shall be effected in such a way that holders of


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

Class A Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Class A Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall have the right to acquire and receive upon conversion of the Series A Preferred Stock such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of Class A Common Stock as would have been received upon conversion of the Series A Preferred Stock at the Conversion Rate then in effect.

         7. No Sinking Fund. Shares of Series A Preferred Stock shall not be entitled to any sinking fund.

         8. Other Terms. Shares of Series A Preferred Stock shall be subject to the other terms, provisions and restrictions set forth in the Articles of Incorporation with respect to the shares of Preferred Stock of the Corporation.

         C. No shares of Series A Preferred Stock have been issued as of the date hereof.

         D. The amendment creating the Series A Preferred Stock was adopted by the Board of Directors of the Corporation in accordance with Section 180.1002 of the Wisconsin Business Corporation Law and shareholder action was not required.

         E. These Articles of Amendment shall be effective as of 9:01 a.m. on November 5, 2001.

         IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment on behalf of the Corporation and does affirm the foregoing as true this 2nd day of November, 2001.


                                              NORTHLAND CRANBERRIES, INC.


                                              By:/s/ John Swendrowski
                                                 -------------------------------
                                                   John Swendrowski
                                                   Chairman of the Board and
                                                   Chief Executive Officer


-------------------

         This instrument was drafted by and should be returned to Peter C. Underwood of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

                              ARTICLES OF AMENDMENT
                                   relating to
                            SERIES B PREFERRED STOCK
                                       of
                           NORTHLAND CRANBERRIES, INC.

           ---------------------------------------------------------

                   Pursuant to Sections 180.0602 and 180.1002 of the Wisconsin Business Corporation Law

           ---------------------------------------------------------

         I, John Swendrowski, Chairman of the Board and Chief Executive Officer of Northland Cranberries, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the "Corporation"), in accordance with the provisions of Sections 180.0602 and 180.1002 thereof, DO HEREBY CERTIFY THAT:

         A. Pursuant to the authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation, as amended, and in accordance with Sections 180.0602 and 180.1002 of the Wisconsin Business Corporation Law, said Board of Directors adopted resolutions on November 1, 2001, creating a series of Preferred Stock, $.01 par value per share, of the Corporation, designated as Series B Preferred Stock.

         B. Said resolutions of the Board of Directors of the Corporation creating the series designated as Series B Preferred Stock provide that said series shall have such designation and number of shares and such preferences, limitations and relative rights as are set forth in the paragraphs below:

                            Series B Preferred Stock

         1. Designation and Amount. The Corporation is authorized to issue a series of Preferred Stock, which is hereby designated as "Series B Preferred Stock". The number of shares of Series B Preferred Stock shall be limited to 100 shares. The par value of the Series B Preferred Stock shall be $.01 per share.

         2. Dividends. The corporation will not pay dividends to the holders of the Series B Preferred Stock.

         3. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its shareholders, in money or money's worth, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series B

Preferred Stock (including, without limitation, the Series A Preferred Stock), upon such liquidation, dissolution or winding up, an amount equal to the Liquidation Value of each such Series B Preferred Stock.

         4. Voting. Except as otherwise provided herein and as otherwise required by applicable law, the Series B Preferred Stock shall have no voting rights; provided that each holder of Series B Preferred Stock shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.

         5. Redemptions.

         (a) Redemption in Connection With Sun Exit Event. If a Sun Exit Event has occurred, the Corporation will redeem each issued and outstanding share of Series B Preferred Stock from each holder of the Series B Preferred Stock at a price per share equal to a fraction, the numerator of which is the Formula Amount and the denominator of which is one hundred (100).

         (b) Redemption Payments. For each share of Series B Preferred Stock which is to be redeemed hereunder, the Corporation shall be obligated within five days of the Redemption Date to pay to the holders thereof (upon surrender by such holders at the Corporation's principal office of the certificate representing such share of Series B Preferred Stock) an amount in immediately available funds equal to the amount calculated in accordance with Section 5(a). If the funds of the Corporation legally available for redemption of Series B Preferred Stock on the Redemption Date are insufficient to redeem the Series B Preferred Stock, those funds which are legally available shall be used to redeem the Series B Preferred Stock, unless such use would result in a breach by Corporation of any of its financing agreements. At any time thereafter when additional funds of the Corporation are legally available for the redemption of the Series B Preferred Stock, and such use would not result in a breach by the Corporation of any of its financing agreements, such funds shall immediately be used to redeem the balance of the Series B Preferred Stock which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed and, until such balance has been so redeemed in full, no Junior Securities of the Corporation shall be redeemed and no dividends shall be paid thereon. If within 30 days of the Redemption Date the Corporation has not paid the holders of Series B Preferred Stock the full amount calculated in accordance with Section 5(a), the amount not paid within 30 day period shall accrue simple interest at the rate of the lesser of 12% per annum or the prime rate (as announced within Wells Fargo at its principal office in San Francisco as its "prime rate") plus 4% per annum.

         6. No Sinking Fund. Shares of Series B Preferred Stock shall not be entitled to any sinking fund.

         7. Other Terms. Shares of Series B Preferred Stock shall be subject to the other terms, provisions and restrictions set forth in the Articles of Incorporation with respect to the shares of Preferred Stock of the Corporation.

         8. Definitions. The following terms shall have the meanings specified:

       "Formula Amount" means:

         (a) if Sun's IRR is less than or equal to forty percent (40%), zero.

         (b) If Sun's IRR is greater than forty percent (40%) but less than or equal to fifty percent (50%), ten percent (10%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%);

         (c) If Sun's IRR is greater than fifty percent (50%) but less than or equal to sixty percent (60%), the sum of (i) fifteen percent (15%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%), plus (ii) ten percent (10%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%);

         (d) If Sun's IRR is greater than sixty percent (60%) but less than or equal to seventy percent (70%), the sum of (i) twenty percent (20%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%), plus (ii) fifteen percent (15%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%), plus (iii) ten percent (10%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%);

         (e) If Sun's IRR is greater than seventy percent (70%) but less than or equal to eighty percent (80%), the sum of (i) twenty five percent (25%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been seventy percent (70%), plus (ii) twenty percent (20%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been seventy percent (70%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%), plus (iii) fifteen percent (15%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%), plus (iv) ten percent (10%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%); and

         (f)      If Sun's IRR is greater than eighty percent (80%), the sum of
                  (i) thirty percent (30%) of the difference between the aggregate amount of Sun Proceeds minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been eighty percent (80%), plus (ii) twenty five percent (25%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been eighty percent (80%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been seventy percent (70%), plus (iii) twenty percent (20%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been seventy percent (70%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%), plus (iv) fifteen percent (15%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been sixty percent (60%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%), plus (v) ten percent (10%) of the difference between what the aggregate amount of Sun Proceeds would have been had Sun's IRR been fifty percent (50%) minus what the aggregate amount of Sun Proceeds would have been had Sun's IRR been forty percent (40%).

         "Junior Securities" means, collectively, the Corporation's Class A Common Stock, par value $.01 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; the Corporation's Series A Preferred Stock are not Junior Securities, and rank senior in preference to the Series B Preferred Stock.

         "Liquidation Value" means the par value.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Redemption Date" means the date of the Sun Exit Event.

         "Sun" means Sun Northland, LLC.

         "Sun Exit Event" means the consummation of a transaction the result of which is (a) that immediately following such transaction neither Sun nor its affiliates owns or controls securities possessing at least 10% of the voting power of the Corporation or (b) the distribution of assets to holders of the Corporation's capital stock upon the sale of all or substantially all of the assets of the Corporation.

         "Sun's IRR" means, as of any measurement date, the interest rate (compounded annually) which, when used as the discount rate to calculate the net present value as of the date hereof of the sum of (i) the aggregate amount of all Sun Proceeds and (ii) the aggregate amount of all Sun Investments, causes such net present value to equal zero. For purposes of the net present value calculation, (A) Sun Proceeds shall be positive numbers, (B) Sun Investments shall be negative numbers, (C) the Sun Proceeds and Sun Investments shall be deemed to have been received or made on the first day of the month nearest to the actual date of such receipt or payment, and (D) "the aggregate amount of all Sun Proceeds" shall be net of all fees and expenses of any kind whatsoever, including without limitation investment banking fees or management service fees paid or payable to, or reimbursement of expenses of, Sun or any of its affiliates.

         "Sun Investments" means, as of any measurement date, the total amount of cash, cash equivalents, promissory obligations, or the fair market value of any other property (as determined by the Board of Directors of the Corporation in the exercise of their good faith judgement) invested by Sun or its affiliates in the securities of the Corporation; provided that the amount of the Sun Investment on the date hereof is $7,000,000.

         "Sun Proceeds" means, as of any measurement date, total amount of cash received by Sun or its affiliates in connection with a sale of securities of the Corporation or dividend, interest or other distribution made by the Corporation with respect to securities of the Corporation; provided that in the event Sun or its affiliates receives property other than cash in connection with any of the foregoing, such property shall become Sun Proceeds on the date that it is sold, exchanged, transferred or otherwise converted into cash.

         C. No shares of Series B Preferred Stock have been issued as of the date hereof.

         D. The amendment creating the Series B Preferred Stock was adopted by the Board of Directors of the Corporation in accordance with Section 180.1002 of the Wisconsin Business Corporation Law and shareholder action was not required.

         IN WITNESS WHEREOF, the undersigned has executed and subscribed these Articles of Amendment on behalf of the Corporation and does affirm the foregoing as true this 2nd day of November, 2001.


                                                NORTHLAND CRANBERRIES, INC.


                                                By:/s/ John Swendrowski
                                                   ----------------------------
                                                     John Swendrowski
                                                     Chairman of the Board and
                                                     Chief Executive Officer



-------------------

         This instrument was drafted by and should be returned to Peter C. Underwood of the firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.